EXHIBIT 99.1

CHATTEM, INC. APPOINTS ERNST & YOUNG LLP AS AUDITOR

Chattanooga, Tenn. — May 13, 2002 - Chattem, Inc. (NASDAQ: CHTT), a leading marketer and manufacturer of branded consumer products, announced that its Board of Directors has appointed Ernst & Young LLP as the Company’s independent auditor for its 2002 fiscal year.  Ernst & Young LLP will replace Arthur Andersen LLP as the independent auditor for the Company.

The appointment of Ernst & Young LLP was made by the Board of Directors on the recommendation of its Audit Committee.

The decision to change auditors was not the result of any disagreement between the Company and Arthur Andersen on any matter of accounting principles, practices or financial disclosure.  During its long tenure as the Company’s independent auditor, Arthur Andersen provided quality service and demonstrated a high level of professionalism.

Chattem, Inc. is a leading marketer and manufacturer of branded consumer products including health, beauty and skin care products.  The Company’s products target niche market segments and are among the market leaders in their respective categories across food, drug and mass merchandisers.  Chattem conducts a portion of its global business through subsidiaries in the United Kingdom and Canada.

Company Contact:	Alec Taylor
President & Chief Operating Officer
423/821-2037, ext. 281

Scott Sloat
Controller
423/821-2037, ext. 472